Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-3 (Amendment No. 1) of Polymet Mining Corp. of our report dated April 29, 2009 (except for notes 2, 4, 6, 12 and 16 which are as of August 26, 2009) relating to the consolidated financial statements for the year ended January 31, 2009, 2008 and 2007, and the effectiveness of internal control over financial reporting of Polymet Mining Corp. as of January 31, 2009, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Signed “PricewaterhouseCoopers LLP”
Vancouver, BC
October 1, 2009